LICENSE AGREEMENT

This Patent License Agreement (“the Agreement”) is effective this 28th day of September, 2009 between:
Marv Enterprises, LLC (“Owner”), having an address at P.O. Box 1332, Hermitage, PA 16148; and
Inverso Corp. (“Licensee”), a Delaware corporation, having an office at P.O. Box 25, Jackson Center, PA 16133.

The parties intending to be legally bound agree as follows.

ARTICLE 1 — GRANTS OF LICENSES

1.1
Grant.  Subject to the terms of this Agreement, Owner grants to Licensee exclusive, nontransferable licenses for the Applications and any non-provisionals, continuations, continuations-in-part, divisions, reissues, re-examinations or extensions thereof, and in and to any and all patents of the United States and foreign countries that may be issued and claim priority to the Applications..

1.2
Duration.  Subject to the terms of this Agreement, all licenses granted herein under any Patents or Applications shall continue for the entire unexpired term of such patent or for as much of such term as the Owner has the right to grant.

1.3	Scope. The licenses granted herein are licenses to:
a)	make, have made, use, lease, sell and import Licensed Products for the legal purposes of researching, developing, manufacturing, assembling, distributing, and selling the Licensed Products;
b)
make, have made, use and import machines, tools, materials and other instrumentalities, insofar as such machines, tools, materials and other instrumentalities are involved in or incidental to the research, development, manufacture, testing or repair of Licensed Products which are or have been made, used, leased, owned, sold or imported by the Licensee; and

c)
convey to any customer of the Licensee, with respect to any Licensed Product which is sold or leased to such customer, rights to use and resell such Licensed Product as sold or leased by Licensee (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to customers with respect to any Invention which is directed to (i) a combination of such Licensed Product (as sold or leased) with any other product, (ii) a method or process which is other than the inherent use of such Licensed Product itself (as sold or leased), or (iii) a method or process involving the use of a Licensed Product to manufacture (including associated testing) any other product.

Licenses granted herein are solely for products in the form sold by the Licensee and are not to be construed either (i) as consent by the Owner to any act which may be performed by the Licensee, except to the extent impacted by a patent licensed herein to the Licensee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

The grant of each license hereunder includes the right to grant sublicenses to a Related Company for so long as it remains a Related Company.  Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee's becoming a Related Company.

1.4
Ability to Provide Licenses.  Owner warrants that, upon execution hereof by him and as of the effective date hereof, there are no known commitments or restrictions which limit the licenses and rights which are purported to be granted hereunder by him.

1.5
Publicity.  Nothing in this Agreement shall be construed as conferring upon either party or its Related Companies any right to include in advertising, packaging or other commercial activities related to a Licensed Product, any reference to the other party (or any of its Related Companies), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such Licensed Product is in any way certified by the other party hereto or its Related Companies.

1.6	Good Faith. Licensee understands that this Agreement is not predicated on any specific grant of patent. Owner shall have no liability for a failure to pursue or obtain any specific patent.

ARTICLE 2 — ROYALTY AND PAYMENTS

2.1	Royalty Calculation. Licensee shall pay a royalty to Owner.
a)	Within five (5) business days of the Effective Date:
Licensee shall issue to Owner 617,037 shares of its Series A Convertible Preferred Stock on the Effective Date. Licensee’s duly executed Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series A Convertible Preferred Stock of INverso Corp. is attached hereto as Exhibit A.
b)	At the end of every calendar quarter, Licensee shall pay Owner a royalty of 5% of Fair Market Value of:
i.	Licensed Product that is sold, leased or put into use by the Licensee or any of its Related Companies in the preceding calendar quarter; and
ii.	any service performed by Licensee or any of its Related Companies that directly or indirectly uses Licensed Product.
c)	This License does not include a minimum annual royalty payable by Licensee to Owner.

2.2	Accrual.
a)
Obligations to pay royalties shall survive termination of this License and the expiration of any Patent.  The accrual of royalties shall cease upon termination of this License or the expiration of the subject Intellectual Property.

b)
When a company ceases to be a Related Company of the Licensee, royalties which have accrued with respect to any products of such company, but which have not been paid, shall become payable with the Licensee's next scheduled royalty payment.

c)
Notwithstanding any other provisions, royalty shall accrue and be payable only to the extent that enforcement of the Licensee's obligation to pay such royalty would not be prohibited by applicable law.

2.3	Records and Adjustments.
a)
The Licensee shall keep full, clear and accurate records with respect to all Licensed Products and shall furnish any information which Owner may reasonably request from time to time to enable Owner to ascertain the proper royalty due on account of (a) Licensed Products sold, leased and put into use by the Licensee or any of its Related Companies, and (b) services performed by Licensee or any of its Related Companies that directly or indirectly uses Licensed Product.  Owner shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to him.  Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.

b)
Independent of any such examination, Owner will credit to the Licensee the amount of any overpayment of royalties made in error which is identified and fully explained in a written notice to Owner delivered within twelve (12) months after the due date of the payment which included such alleged overpayment, provided that Owner is able to verify, to its own satisfaction, the existence and extent of the overpayment.

c)
No refund, credit or other adjustment of royalty payments shall be made by Owner except as provided in this Section 2.3.  Rights conferred by this Section 2.3 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a party having such right and signing such statement.

2.4	Reports and Payments.
a)
Within thirty (30) days after the end of each quarterly period ending on March 31st, June 30th, September 30th, or December 31st, commencing with the quarterly period during which this Agreement becomes effective, the Licensee shall furnish to Owner at the address specified by Section 7.5 a statement certified by a responsible official of the Licensee showing in a manner acceptable to Owner:

i.
all Licensed Products which were sold, leased or put into use during such quarterly period by the Licensee or any of its Related Companies, the gross sales received for the Licensed Products, and the Fair Market Values of such Licensed Products;

ii.
all services performed by Licensee or any of its Related Companies that directly or indirectly used Licensed Product, the gross sales received by the services, and the Fair Market Value of such services;

iii.	the amount of royalty payable thereon, and
iv.	if no Licensed Product has been so sold, leased or put into use or if no services have been performed, the statement shall show that fact.
b)
Within such thirty (30) days the Licensee shall pay in United States dollars to Owner at the address specified by Section 7.5 the royalties payable in accordance with such statement. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such quarterly period by leading United States banks in New York City dealing in the foreign exchange market.

c)
Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percent (3%) over the prime rate or successive prime rates (as posted in New York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

2.5	Intellectual Property Rights. Owner shall have no obligation to license or assign any future patents, trademarks, or trade secrets except as specifically and explicitly granted by this Agreement.

2.6
Return of Royalty.  Owner shall have no duty to return to Licensee any prior payments, royalties, stock, stock options, or reimbursements unless such payments were made in error.  Error means a mutual mistake of fact, and shall not include the failure to obtain a patent, cancellation of a Patent for any reason, or a successful challenge to the Intellectual Property by a third party.

ARTICLE 3 – INTELLECTUAL PROPERTY PROSECUTION AND COSTS

3.1
Costs.  Licensee shall reimburse Owner for all IP Costs incurred on behalf of Licensee.  Licensee shall also be liable for pre-paid IP Costs incurred prior to the Effective Date of this Agreement, including the costs of provisional and non-provisional applications that are filed to preserve Intellectual Property. Reimbursement for pre-paid IP Costs shall occur within 12 months of the Effective Date.

3.2
Extension of Application.  By written notice to Owner and at least ninety (90) days before the non-extendable due date for the filing of a national phase application of an Application, Licensee shall elect those countries or authorities in which it desires to file a patent application based on the Application.  Intellectual Property rights in an unelected country shall revert to Owner.

3.3
Notice to Licensee.  Before payment of any IP Cost, Owner shall notify Licensee for a time period being the lesser of (i) at least sixty (60) days before the IP Cost is due or (ii) as soon as is practicable after receiving knowledge of the IP Cost.  The notice will identify (i) the Application or Patent, (ii) the country, (iii) the reason for the IP Cost, and (iv) the Due Date for payment.  Licensee shall then affirm or deny payment.  Affirmation of payment must be received by Owner within fourteen (14) days of the mailing date of the notice or the Licensee shall be deemed to have denied payment.

a)	If Licensee affirms a payment, Licensee shall reimburse Owner for all IP Costs arising from the payment and shall then retain its license for the Application or Patent in that country.
b)
If Licensee denies payment, License shall have no obligation to pay IP Costs associated with the Application or Patent  in that country, but the license and all associated rights for that Application or Patent shall revert to Owner.

3.4
Reimbursement by Licensee.  Licensee shall prepay Owner for any affirmed IP Cost before payment is to be made by Owner.  Owner shall have no duty to pay an IP Cost for which Owner does not receive prepayment.  If Licensee does not pay Owner by the Due Date, the Application or Patent shall revert to Owner as if Licensee had denied payment under section 3.3(b).

3.5
Reversion of License.  If a reversion occurs under this Article, the license in that country in which reversion has occurred will be terminated, and Licensee shall have no further right in the Application or Patent for that country.  The right shall revert to Owner who will then have the right to pursue protection for the reverted Application or Patent.  Owner has no further duty to Licensee for a reverted Application or Patent.

ARTICLE 4 – DELETED

ARTICLE 5 – INDEMNIFICATION AND VALIDITY

5.1	Validity. Licensee agrees that the Patents are valid and enforceable.

5.2
Enforceability.  Licensee and its Related Companies shall take no action, directly or indirectly, that challenges, contests, impairs, invalidates, or tends to impair or invalidate any of Owner's rights in the Patents.

5.3
Indemnification.  Licensee shall indemnify and hold harmless Owner, its managers, officers, directors, members, employees, agents, successors and assigns to the fullest extent permitted by law in any Lawsuit by Licensee, Related Company, or a third party.  Indemnification shall include any and all Litigation Costs.

5.4
At the request of Owner, Licensee shall procure a comprehensive business insurance policy for at least $5 million naming Owner as the insured.  Coverage shall protect at least against acts of Licensee’s employees; injuries to members of the public resulting from faulty products or services; contractual agreements under which liability of others is assumed; and comprehensive liability.  Licensee understands that indemnification shall not be limited to the amount of insurance.

5.5
Payment of Litigation Costs.  Owner may submit Litigation Costs to Licensee when paid by Owner and Licensee shall pay Owner the Litigation Costs within 30 days of receipt.  In the event Litigation Costs include a court ordered payment, Owner can submit the court order to Licensee and Licensee shall pay the court ordered payment to Owner.

ARTICLE 6 — TERMINATION AND LEGAL FEES

6.1
Breach.  In the event of a breach of this Agreement by either party, the other party may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than one (1) month’s written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied.  The failure of a party to notify a breaching party shall not be considered a waiver.

6.2	Insolvency or Dissolution. Owner, at its sole discretion, may terminate this Agreement if:
a)	Licensee becomes insolvent, declares bankruptcy, or fails to make any payment required by this Agreement within thirty (30) days of its due date; or
b)	Licensee dissolves or attempts to dissolve either voluntarily or involuntarily.

6.3
Devaluation of Stock.  Owner may terminate this Agreement if Licensee devalues or attempts to devalue the stock or any stock options (collectively, the “Stock”) derived from or issued under Article 2.  Devalue means (a) cancelling the Stock, or (b) impairing the right to sell or leverage the Stock.

6.4	Effect of Termination. Upon any termination of this Agreement:
a)	all rights shall immediately revert to Owner free of any lien, security interest, or other encumbrance;
b)	Licensee may, for up to 60 days continue to sell and offer for sale its remaining inventory of Licensed Products, and on the 61st day destroy or offer for sale to Owner such remaining inventory;
c)	Licensee shall pay royalties per Article 2, and shall pay all royalties within 90 days of the termination date;
d)
Licensee shall provide Owner with all copies of research data, records, notes, memorandum, and reports that were obtained from research or development efforts arising from the Applications, Patents, Intellectual Property, or Licensed Product.

6.5
Litigation Costs.  In the event of a dispute between Owner and Licensee, Licensee shall pay all costs arising from the dispute.  Dispute costs can include, but are not limited to, attorneys’ fees, travel expenses, court costs, expert witness fees, and any settlement.

6.6
Public Company.  Owner has the option of terminating this Agreement if Licensee’s stock is not publically traded by April 1, 2011.  This termination option shall survive for so long as this condition persists.

6.7
Duty of Diligence.  Licensee shall exercise reasonable diligence to affect the introduction of Licensed Products into the commercial market.  Licensee further agrees to ensure proper, safe, fair, lawful and reasonable development and exploitation of the commercial market for Licensed Products.  Failure of Licensee to materially comply with the provisions of this paragraph shall be considered a material breach of this Agreement.

ARTICLE 7 — MISCELLANEOUS PROVISIONS

7.1
Disclaimer.  Neither party makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses, rights and warranties herein expressly granted.  Owner makes no warranties whether express, implied or statutory, written or oral.

Owner expressly DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.  Owner also disclaims any warranty arising from (a) a claim against a Application, Patent or Trademark, or (b) a course of dealing or trade usage.

7.2	Representations, Warranties, and Agreements by Licensee.
a)
Licensee is a corporation duly organized, validity existing and in good standing under the laws of Delaware, with full power and authority to own, lease, use, and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.  Licensee has all requisite corporate power and authority to enter into and perform this Agreement and to consummate and effect the transactions contemplated by this Agreement.

b)
All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of Licensee in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the stock to Owner or the consummation of any other transactions contemplated hereby shall have been obtained, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices shall be filed within thirty (30) days of the effective date of this Agreement.

c)
The shares of Licensee being issued to Owner pursuant to this Agreement will be validly and legally issued and not subject to any security interests, liens, pledges, charges, encumbrances or proxies of any kind.

d)
Licensee will support the removal, subject to and in accordance with SEC and other legal regulations, of the restriction on all of Owner’s shares that are issued to Owner by Licensee.  Licensee will make a reasonable effort to provide within ten business days of Owner’s request, an opinion of corporate counsel and any other documentation required to remove the restriction.  Licensee will not in any way inhibit the lawful transfer of the Licensee stock held by Owner.

e)
Licensee agrees that Licensee will be and remain a reporting company to the Securities and Exchange Commission (SEC) that  is current in all of its reporting obligations at all times.  As of April 1, 2011 and thereafter, Licensee agrees that Licensee will have filed with the SEC, and will continue to file with the SEC, all reports required under the Exchange Act for the preceding twelve months that meet the requirements under SEC Rule 144(i)(2) to cure its shell status or blank check company status, and Licensee will have filed with the SEC at least twelve months prior, and continue to file as necessary with the SEC, current “Form 10 information”, as defined in current SEC Rule 144(i)(3), reflecting that Licensee has ceased being a shell company and reflecting its status as an entity that is no longer an issuer as described in current SEC Rule 144 paragraph (i)(1)(i). As of April 1, 2011 and continuing thereafter, Licensee (a) must have ceased being a shell company, (b) must be subject to the 1934 Exchange Act, (c) must have filed Form 10-like information at least 12 months prior, (d) must have filed all reports required by Rule 144(c) during the prior 12 months, and (e) must have fulfilled all SEC requirements, in effect, on the part of Licensee, necessary to make the use of Rule 144 available. See Exhibit B attached for Rule 144(i).

Licensee will not file any form with the SEC that terminates Licensee’s registration under Section 12(g)  of the Securities Exchange Act of 1934 or suspends Licensee’s duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, such as a Form 15.

f)
In order to prioritize the obligation of Licensee to remain a reporting company with the SEC and to remain current in its reporting obligations, Licensee agrees that  as of the Effective Date of this Agreement, Licensee will not pay any monetary salaries or other monetary compensation to any of its Officers, Directors, consultants, or managers or to anyone  or any business entity with an affiliation or a family relationship to such Officer(s), Director(s), manager(s), or consultant(s) unless Licensee first meets its obligation to remain a reporting company with the SEC that is current in its reporting obligations as described in Section 7.2 e) of the Agreement or unless provided for within the herein Agreement.. Licensee agrees that upon request Licensee will provide Owner with all documentation and financial information necessary to assure that this stipulation is complied with.

g)
The authorized share capital of Licensee consists of 100 million shares of common stock, of which 47,864,883 are issued and outstanding, and 20 million shares of preferred stock, none of which are issued and outstanding, and no other share capital of Licensee is issued and outstanding.

h)
The representations and warranties of Licensee, contained in this Agreement, shall have been true in all material respects when made, and, in addition, shall be true and correct in all material respects as of the Effective Date, and except for changes contemplated and permitted by this Agreement, with the same force and effect as if made as of the Effective Date.

7.3	Representations by Owner.
a)
Owner is aware of Licensee’s business affairs and financial condition and has acquired sufficient information about Licensee to reach an informed and knowledgeable decision to acquire such shares of stock.

b)	Owner has consulted with its own legal, accounting, and tax advisors with respect to the tax treatment, merits, and risks associated with the issuance of shares of stock by Licensee to Owner.

c)	Owner acknowledges that an investment in the shares of Licensee’s common stock involves a high degree of risk.

d)
Owner further acknowledges that the shares of stock are restricted securities under Rule 144 of the Securities Act of 1933 (the “Act”), and therefore, if Licensee, issues any certificates reflecting the ownership interest in the shares, those certificates will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

e)
Owner is acquiring the shares solely for its own account and beneficial interest and not for sale, has no present intention of selling (in connection with a distribution or otherwise) or otherwise distributing the shares, granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

7.4
Nonassignability.  The parties have entered into this agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a party not be extended to entities other than such party's Related Companies without the other party's express written consent. All of Owner's rights, title and interest in this agreement and any licenses and rights granted to it hereunder may be assigned to any direct or indirect successor to the business of Owner, which successor shall thereafter be deemed substituted for Owner as the party hereto, effective upon such assignment; but neither this agreement nor any licenses or rights hereunder shall be otherwise assignable or transferable (in insolvency proceedings, by reason of a corporate merger, or otherwise) by either party without the express written consent of the other party.

7.5	Addresses/Accounts. Any notice, payments, or other communication shall be sufficiently given to a party when sent by:
a)	Certified mail or overnight courier to the address written above.
b)	Facsimile to Owner at ______________ or to Licensee at ___________________.
c)	Email to Owner at ______________ or to Licensee at ___________________.
A party may change its address, facsimile number, or email address only by express written notice to the other party.

7.6
Taxes.  Licensee shall pay any tax and any related interest or penalty, however designated, imposed as a result of the existence or operation of this Agreement, including any tax which the Licensee is required to withhold or deduct from payments to Owner, except any income tax imposed upon Owner by the United States or any governmental entity within the United States. Licensee shall furnish Owner with such evidence as may be required by United States taxing authorities to establish that any such tax has been paid.

7.7
Choice of Law.  Any dispute arising with respect to this Agreement shall be construed according to the law, exclusive of its conflict of law provisions, of the state in which the Owner is domiciled at the time the complaint is filed.  If such state cannot be determined, the law of the Commonwealth of Pennsylvania, exclusive of conflict of law provisions, shall govern this Agreement.

7.8
Integration.  This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither party shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

7.9	Outside the United States
a)
There are countries in which the owner of an invention is entitled to compensation, damages or other monetary award for another's unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention's “protection commencement date.”  For the purposes of this agreement, an invention which has a protection commencement date in any such country shall be deemed to have had a patent issued therefor in such country on such date.

b)
There may be countries in which the Licensee may have, as a consequence of this Agreement, rights against an infringer of a Licensed Product. Licensee hereby waives any such right it may have by reason of any third party’s infringement or alleged infringement of Intellectual Property.

c)
Licensee agrees to register or cause to be registered, to the extent required by applicable law, and without expense to Owner, any agreements wherein sublicenses are granted by it under the Applications or Patents.  Licensee waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to Owner.

7.10
Counterparts.  This Agreement is executed in one or more counterparts as the parties deem desirable, each of which shall be deemed an original, but all of which shall constitute the same instrument.  No action or suit shall require the production of all such copies.

7.11
Export Control Laws.  Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product(s), and related technical data, to foreign countries, including, without limitation, export administration regulations.

7.12
Licensee Able to Perform.  Licensee has had full disclosure and had opportunity to do due diligence to the extent it determined to be necessary and reasonable in regard to the Owner's Applications, Patent(s), Licensed Product(s), technology and business.  Licensee acknowledges that Owner has made no representation other than is contained herein.  Licensee represents that it is capable of researching, developing, obtaining regulatory approvals, and manufacturing the Licensed Products, and is aware of the difficulties inherent in the regulatory aspects, research, development, manufacturing, sale and distribution of  the licensed products.  Licensee acknowledges that Owner shall have no liability in regard to Licensee's success or failure of the anticipated sales or sublicense.

7.13
Confidentiality.  Except as otherwise agreed in writing or as required by government statute or court order, Licensee shall not appropriate, use or disclose, directly or indirectly, for its own benefit or otherwise, any information, materials, trade secrets, documents, correspondence, or other tangible or intangible property of Owner, to which it shall have obtained access hereunder or in contemplation of this Agreement, or which shall otherwise in any way relate to the Intellectual Property.  Any of the aforesaid which is or comes into the possession of Licensee shall be held in trust for Owner and remain the sole and exclusive property of Owner, subject to the rights of License by Licensee as provided herein. The provisions of this Paragraph shall survive the termination of this Agreement.

7.14
No Joint Venture.  The parties acknowledge that nothing set forth in this Agreement nor the transactions contemplated herein shall constitute a joint venture, partnership, agency or any relationship other than Licensee as a licensee and Owner as a licensor of the Intellectual Property.

7.15
Unauthorized Use.  Licensee agrees to notify Owner immediately and in writing of all circumstances surrounding the unauthorized possession or use of the Intellectual Property by any entity including, but not limited to, an individual, governmental authority, corporation, limited liability company, partnership, or trust.  Owner shall have the sole right and discretion to institute and prosecute a claim against any third party for infringement of Intellectual Property.  This Agreement imposes no duty on Owner to file any claim.

7.16
 Severability.  If any term or provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remainder of the provisions shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and the parties shall endeavor to replace such invalid or unenforceable portion with a similar but valid and enforceable provision.

7.17
Force Majeure.  No party shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such party, including acts of God, acts of civil or military authority, civil disturbance, war, strikes, natural catastrophes or other “force majeure” events.

IN WITNESS WHEREOF, each of the parties has caused this agreement to be executed in duplicate originals by its duly authorized representatives on the Effective Date written above.

Marv Enterprises LLC	Inverso Corp.

Signature:	Signature:

Name:	Name:	William A. Hartman

Title:	Title:	President

APPENDIX

“Applications” means US provisional applications:
1.	US 61/113,809, entitled Utilization of Stents for the Treatment of Blood Borne Carcinomas; and
2.	US 61/160,755, entitled Sequential Extracorporeal Treatment of Blood.

“Due Date” means a date set by the Owner that would permit it a reasonable time period to respond to an official action.  The Due Date will be at least two (2) business days before any official due date exclusive of any permitted extensions of time.

“Effective Date” means the date indicated as the effective date at the top of page 1 of this Agreement.

“Fair Market Value” means, with respect to any Licensed Product sold, leased or put into use, the Selling Price actually obtained in an arm’s length transaction for a product comprising a Licensed Product in the form in which the product is sold, whether or not assembled and without excluding any components or subassemblies thereof which are included in such Selling Price.  “Selling price" shall exclude:
(a)         usual trade discounts actually allowed to unaffiliated persons or entities;
(b)         packing costs;
(c)         costs of transportation and transportation insurance; and
(d)         import, export, excise, sales and value added taxes, and custom duties.

“Intellectual Property” means any and all Applications, Patents, and any and all copyrights and trade secrets owned in whole or in part by Owner and arising from the Applications or Patents.

“IP Cost” means any and all expenses arising from obtaining or maintaining Intellectual Property in the U.S. and foreign countries, including, but not limited to, government fees, attorneys’ fees, translation fees, maintenance fees, annuities, penalties, and interests.

 “Lawsuit” means any action at law or equity arising from (a) the manufacture, use, license, research, sale, offer for sale, or regulatory action involving the Intellectual Property, or (b) any challenge by a third party to the ownership or other rights of Owner in the Intellectual Property.

“Licensed Product” means any product that incorporates the Intellectual Property.

“Litigation Cost” means any and all expenses and business losses arising from a Lawsuit, including, but not limited to, prosecution fees, attorneys’ fees, loss of anticipated royalties or profits, any other business losses, litigation fees, fines, penalties, interests, travel expenses, court costs, expert witness fees, settlements, personal injuries, and government fees.

 “Patents” means all patents (including utility models but excluding design patents and design registrations) issued in any country that (a) claim substantially the same subject matter as at least one Application and (b) claim priority to that Application.

“Related Company” means (a) a subsidiary of the Licensee that Licensee owns more than 80% of the subsidiary’s outstanding common stock, and (b) any other company so designated in a writing signed by Owner and the Licensee.

Exhibit A

CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
INVERSO CORP.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned Directors, William Hartman, Bonnie Hartman, and Heidi Carl, hereby certify that:

A.          We are the duly elected and acting Directors of INverso Corp., a Delaware corporation (the “Corporation”).

B.          Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated May 5, 2009, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Twenty Million (20,000,000) shares, none of which have been designated in a series or issued, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of preferred stock consisting of Four Million (4,000,000) shares and designated as the “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock as follows:

1.           Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

1.1           “Board” shall mean the Board of Directors of the Corporation.

1.2           “Corporation” shall mean INverso Corp., a Delaware Corporation.

1.3           “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

1.4           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5           “Conversion Date” shall have the meaning set forth in Section 4(b).

1.6           “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.7           “Holder” shall mean a holder of the Series A Convertible Preferred Stock.

1.8           “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Corporation.

1.9           “Original Issue Price” shall mean $1.00 per share for the Series A Convertible Preferred Stock.

1.10           “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11           “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.12           “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.             Dividend Rights.

2.1           In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend).  No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously.  Dividends on the Series A Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Convertible Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2           Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3           Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1           Series A Convertible Preferred Stock. The holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock.  If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2           Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3           Merger or Sale of Assets.  A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Delaware and (iii) the rights contained in other Sections hereof.

3.4           Non-Cash Consideration.  If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board

4.           Conversion Rights.

(a)            Conversion of Preferred Stock.  Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time which the holder may elect, in whole or in part, into One Hundred (100) shares of Common Stock of the Company.

(b)            Procedures for Exercise of Conversion Rights.  The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series A Convertible Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.  The holder shall be deemed to have become a shareholder of record on the Conversion Date.

(c)            No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock.  The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock.  Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the shares of Series A Convertible Preferred Stock will be rounded up to the next whole share.

(d)            Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(e)            Status of Common Stock Issued Upon Conversion.  All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(f)            Status of Converted Preferred Stock.  In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Company.

5.           Adjustment of Conversion Price.

(a)            General Provisions.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series A Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Convertible Preferred Stock into Common Stock.  The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.  The provisions of this section 5 shall not affect the conversion of the Class A Convertible Preferred Stock in the event of a forward or reverse stock split.

(b)            No Impairment.  The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment.  This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

6.           Notices.  Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if sent via facsimile or reputable overnight courier with a confirmation receipt and addressed to each holder of record at its address appearing on the books of the Company.

7.           Voting Provisions.  Each outstanding share of Series A Convertible Preferred Stock shall be entitled to One Hundred (100) votes per share on all matters to which the shareholders of the Company are entitled or required to vote.

8.           Protective Provisions.  The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series A Convertible Preferred Stock:  (i) effect a sale of all or substantially all of the Company’s assets or which results in the holders of the Company’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Company’s capital stock after the transaction, (ii) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, (iv) authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock, or (v) effectuate a forward or reverse stock split or dividend of the Company’s common stock.  Further, the Company agrees to effectuate a reverse stock split as soon as reasonably possible following the issuance of any shares of Series A Convertible Preferred Stock  so as to create enough authorized but unissued common stock to allow for the conversion of the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by Board of Directors and attested to this 28th day of September, 2009.

By:	William Hartman	By:	Bonnie Hartman
Its:	Director	Its:	Director

By:	Heidi Carl
Its:	Director

Exhibit B

Rule 144 (i)

i.	Unavailability to securities of issuers with no or nominal operations and no or nominal non-cash assets.

1.	This section is not available for the resale of securities initially issued by an issuer defined below:

i.
An issuer, other than a business combination related shell company, as defined in Rule 230.405, or an asset-backed issuer, as defined in Item 1101(b) of Regulation AB (Item 229.1101(b) of this chapter), that has:

A.	No or nominal operations; and

B.	Either:

1.	No or nominal assets;

2.	Assets consisting solely of cash and cash equivalents; or

3.	Assets consisting of any amount of cash and cash equivalents and nominal other assets; or

ii.	An issuer that has been at any time previously an issuer described in paragraph (i)(1)(i).

2.
Notwithstanding paragraph (i)(1), if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports (Rule 249.308 of this chapter); and has filed current "Form 10 information" with the Commission reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of this section after one year has elapsed from the date that the issuer filed "Form 10 information" with the Commission.

3.
The term "Form 10 information" means the information that is required by Form 10 or Form 20-F (Rule 249.210 or Rule 249.220f of this chapter), as applicable to the issuer of the securities, to register under the Exchange Act each class of securities being sold under this rule. The issuer may provide the Form 10 information in any filing of the issuer with the Commission. The Form 10 information is deemed filed when the initial filing is made with the Commission.